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                                                                      EXHIBIT 99


                                February 10, 1998

VIA FACSIMILE, 1-215-592-2682
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Rohm and Haas Company
100 Independence Mall West
Philadelphia, PA   19106

Gentlemen:

                  This is to confirm our agreement that, in consideration of our agreement to amend the Memorandum of Agreement, dated October 15, 1997 between Advanced Lighting Technologies, Inc. "ADLT" and Rohm and Haas Company
("RandH"), ADLT and RandH agree as follows:

         1. ADLT may continue to hold its existing equity stake in Fiberstars, Inc. until two years following the date on which RandH shall request ADLT in writing to divest such interest, provided that:

                  i. after such written request for divestiture, ADLT shall be pursuing in good faith all reasonable and prudent steps to divest such interest as soon as reasonably practicable,

                  ii. after such written request for divestiture, any employee of ADLT then serving as a director or otherwise participating in the management of Fiberstars, Inc. shall as soon as practicable submit his resignation and shall no longer continue serving in such capacity,

                  iii. without the prior written consent of RandH ADLT shall not purchase any additional shares in Fiberstars, Inc.

                  Provided that ADLT shall have satisfied the above obligations RandH shall consider, upon written request from ADLT, a reasonable extension of the time period after such written request for divestiture of ADLT's interest in Fiberstars, Inc.


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Rohm and Haas
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February 10, 1998

                  Please confirm our understanding by executing the attached copy and returning it to the undersigned.

                              Very truly yours,

                              Advanced Lighting Technologies, Inc.

                              /s/  NICHOLAS R. SUCIC

                              Nicholas R. Sucic
                              Chief Financial Officer and Vice President

Accepted and Agreed this
10th  day of February, 1998

Rohm and Haas Company

By:  /s/ J. MICHAEL FITZPATRICK
         J. MICHAEL FITZPATRICK